                             EMPLOYMENT AGREEMENT

    AGREEMENT made by and between Ramsay Health Care, Inc., a Delaware corporation (the "Company"), and Brent Bryson (the "Employee").


                             W I T N E S S E T H:

    WHEREAS, the Company wishes to retain the services of the Employee, and the Employee wishes to serve in the employ of the Company, upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Employment

   1.1 The Company agrees to employ the Employee, and the Employee agrees to serve in the employ of the Company, for the terms set forth in Section 1.2, in the position and with the responsibilities, obligations, duties, and authority set forth in Sections 2 and 3 and on the other terms and conditions set forth in this Agreement.

   1.2 The term of the Employee's employment under this Agreement shall commence on October 1, 1994 and continue until terminated in accordance with
       Section 7 of this Agreement.

2. Position, Duties. The Employee shall serve in the position of Vice President, Hospital Operations for the Company. The Employee shall perform faithfully and diligently, such duties and obligations and shall have such other responsibilities, appropriate to said position, as shall be assigned to him from time-to-time by the Chief Executive Officer (the "CEO") or the Chief Operating Officer and Executive Vice President (the "COO") of the Company or their designee for such purposes. The Employee shall report directly to the COO of the Company or his designee. The Employee shall devote his complete and undivided attention to the performance of his duties, obligations, and responsibilities hereunder during the normal working hours of executive employees of the Company. The Employee hereby represents that he is not bound by any confidentiality agreements or restrictive covenants which restrict or may restrict his ability to perform his duties hereunder, and agrees that he will not enter into any such agreements or covenants during the term of his employment hereunder.

3. Compliance with Policies of the Company. The Employee acknowledges that he has had an opportunity to ask any questions that he may have concerning the employment policies of the Company and, as a condition of his employment, agrees to comply with any and all such policies.

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4. Salary and Bonus.

   4.1 During the term of this Agreement, in consideration of the performance by the Employee of the services set forth in Section 2 and his observance of the other covenants set forth herein, the Company shall pay the Employee, and the Employee shall accept, a base salary at the rate of $175,000 per annum, payable in accordance with the standard payroll practices of the Company.

   4.2 The base salary set forth in Section 4.1 shall be reviewed annually by the Board of Directors of the Company, or its designee for such purposes, and adjusted by such amount as the Board, or its designee, shall determine, in its or its designee's discretion, from time to time.

   4.3 In addition to the base salary set forth above, the Company will grant to Employee options to purchase 15,000 shares of the Company's common stock, at a price to be determined at the next meeting of the Company's Board of Directors, which is scheduled for September 10, 1994. These options will be granted pursuant to a separate stock option agreement between the Company and Employee and will not be exercisable until Employee's interest in such options has vested, which vesting will occur at a rate of 5,000 per year, with the first 5,000 shares vesting on the first anniversary of the commencement of Employee's term of employment, with an additional 5,000 shares vesting on the next two subsequent anniversary dates.

   4.4 In addition to the base salary set forth above, the Employee shall have the opportunity to earn for each fiscal year of the Company during the term of this Agreement, a bonus of two percent (2%) of the improvement in normalized operations income of assigned operations. The bonus shall be based upon the achievement by the Company and the Employee during such fiscal year of the performance targets established in the discretion of the Board of Directors of the Company, or its designee for such purposes, for the purpose of determining such fiscal year's bonus. The bonus, if any, payable to the Employee for a fiscal year of the Company shall be payable within 90 days after the close of such fiscal year. The Board of Directors may, at its discretion, amend or change the bonus calculation.

5. Expense Reimbursement. During the term of this Agreement, the Company shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, including, without limitation, professional dues, travel and related expenses for meetings which are beneficial and advantageous to the current and future operations of the Company.

6. Benefits.

   6.1 Benefit Plans. during the term of this Agreement, the Employee will be eligible to participate in all pension, health, and welfare employee benefit plans and programs of the Company, including, without limitation, the group life insurance, accidental death and dismemberment insurance ("AD&D insurance"), disability, group hospitalization, surgical and major medical insurance plans of the Company, in accordance with the provisions of such plans and programs as in effect from time to time. The Employee shall have the right to designate the beneficiary of all such life and AD&D insurance.

   6.2 Vacation. The Employee shall be entitled to four (4) weeks vacation per annum. Any unused vacation days shall carry over to succeeding years; provided, however, that accumulated vacation may not exceed twenty (20) days in the aggregate. The Company shall compensate the Employee for any unused vacation days at the time of termination of the Employee's employment hereunder by payment in a lump sum at the time of such termination.

   6.3 Sick Leave. The Employee shall be entitled to twelve (12) paid sick day(s) per year. No unused sick days shall carry over to succeeding years; and further provided that the Company shall not be required to compensate the Employee for any unused sick days at the time of termination of the Employee's employment hereunder.

   6.4 Automobile. During the term of this Agreement, the Company shall provide the Employee with a $400.00 per month allowance, or such other amount as the Board of Directors of the Company, or its designee for such purposes, may decide from time to time to use towards the costs of the operation and maintenance of an automobile.

   6.5 Relocation Expenses. The Company shall pay the reasonable and necessary expenses incurred by the Employee in relocating his residence to New Orleans, Louisiana, which the Company encourages Employee do to as soon as possible after December 31, 1994, and which Employee must do prior to June 30, 1995. In the future, in the event that the Board of Directors, or its designee for such purposes, determines that relocation of the residence of the Employee is necessary to the performance by the Employee of his duties, obligations, and responsibilities as defined in Section 2, the Company shall pay the reasonable and necessary expenses incurred by the Employee in relocating his residence to such location determined by the Board of Directors, or its designee for such purposes, subject to the Company's relocation policy in effect at the time of the actual relocation.

   6.6 Temporary Lodging and Transportation. During the period of time prior to Employee relocating his residence to New Orleans, Louisiana, the Company shall provide employee with an apartment or other temporary lodging for Employee's use during the time that Employee is required to be in New Orleans. The Company will also pay for reasonable travel expenses of Employee to and from his place of residence during such time period; provided, however, that Employee shall coordinate such travel with the travel that Employee is required to perform on behalf of the Company in an effort to minimize expenses related to such transportation expense.

7. Termination of Employment.

   7.1 Death. In the event of the death of the Employee during the term of this Agreement, the Company shall pay to the estate or other legal representative of the Employee (a) the base salary provided for in Sections 4.1 and 4.2 (at the annual rate then in effect) accrued to the date of death and not theretofore paid to the Employee; (b) any bonus due to the Employee under Section 4.3 which was earned by the Employee at the date of his death and not theretofore paid to the Employee; (c) any amounts due and payable pursuant to Section 5; and (d) any amounts due and payable pursuant to Sections 6.2 and 6.5. Rights and benefits of the estate or other legal representative of the Employee under the pension, health, and welfare benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs of the Company at the time of the effective date of the Employee's termination pursuant to this Section 7.1. Neither the estate or other legal representative of the Employee nor the Company shall have any further rights or obligations under this Agreement.

   7.2 Disability. If the Employee shall become incapacitated by reason of sickness, accident, or other physical or mental disability and shall be unable to perform the essential duties of his job and the Company is unable reasonably to accommodate the Employee, the employment of the Employee hereunder may be terminated by the Company or the Employee. In the event of such termination, the Company shall pay to the Employee (a) any bonus due to the Employee under Section 4.3 which was earned by the Employee at the date of termination and not theretofore paid to the Employee; (b) any amounts due and payable pursuant to Section 5; (c) any amounts due and payable pursuant to Sections 6.2 and 6.5.; and (d) continue to pay to the Employee the base salary provided for in Sections
       4.1 and 4.2 (at the annual rate then in effect) until the first to occur of (i) the expiration of a period of six (6) months from the date of such termination, (ii) the commencement of payment of benefits the Employee under any disability plan or policy maintained by the Company or (iii) the death of the Employee. Rights and benefits of the Employee under the pension, health, and welfare benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs of the Company at the time of the effective date of the Employee's termination pursuant to this Section 7.2. Neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 8, 9, and 10.

   7.3 Good Cause. The employment of the Employee hereunder may be terminated by the Company at any time for Good Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Employee (a) the base salary provided for in Sections 4.1 and 4.2 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Employee; (b) any bonus due to the Employee under Section 4.3 which was earned by the Employee at the date of such termination and not theretofore paid to the Employee; (c) any amounts due and payable pursuant to Section 5; and (d) any amounts due and payable pursuant to Sections 6.2 and 6.5. Rights and benefits of the Employee under the pension, health, and welfare benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs of the Company at the time of the effective date of the Employee's termination pursuant to this Section
       7.3. For purposes hereof, "Good Cause" shall include (a) the Employee's failure to discharge his duties and responsibilities under this Agreement, with such failure to discharge such duties and responsibilities to be determined by a majority of the Board of Directors of the Company, or its designee for such purposes, either of whose good faith determination with respect thereto shall be conclusive, or (b) the Employee's commission of (i) a felony or (ii) any crime or offense involving moral turpitude. After the satisfaction of any claim of the Company against the Employee incidental to such Good Cause, neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 8, 9, and 10.

   7.4 Other Termination by the Company. The Board of Directors of the Company, or its designee for such purposes, may terminate the Employee's employment at any time for whatever reason it, or its designee, deems appropriate. In the event that such termination is not pursuant to Sections 7.1, 7.2, or 7.3, the Company shall pay to the Employee (a) the base salary provided for in Sections 4.1 and 4.2 (at the annual rate then in effect) accrued to the date of termination and not theretofore paid to the Employee; (b) any bonus due to the Employee under Section 4.3 which was earned by the Employee at the date of such termination and not theretofor paid to the Employee; (c) any amounts due and payable pursuant to Section 5; (d) any amounts due and payable pursuant to
       Section 6.2 and 6.5; and (e) continue to pay to the Employee the base salary provided for in Sections 4.1 and 4.2 (at the annual rate then in effect) until the first to occur of (i) the expiration of a period of six
       (6) months following such termination or (ii) the death of the Employee. Rights and benefits of the Employee, or in the event of death of the Employee the estate or other legal representative of Employee, under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. The Employee, the Employee's estate or other legal representative, and the Company shall not have any further rights or obligations under this Agreement, except as provided in Sections 8, 9, and 10.

   7.5 Termination by the Employee. The Employee may terminate his employment with the Company upon thirty (30) days prior written notice to the Company. In the event of such termination, the Company shall pay to the Employee (a) the base salary provided for in Sections 4.1 and 4.2 (at the annual rate then in effect) accrued to the date of termination and not theretofore paid to the Employee; (b) any bonus due to the Employee under
       Section 4.3 which was earned by the Employee at the date of termination and not theretofore paid to the Employee; (c) any amounts due and payable pursuant to Section 5; and (d) any amounts due and payable pursuant to Sections 6.2 and 6.5. Rights and benefits of the Employee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. Neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 8, 9, and 10.

   7.6 Cobra Continuation Period. In the event that the Employee is terminated pursuant to 7.1, 7.2, 7.3, or 7.4 and coverage for the Employee under the Company's employee health plan is paid for by the Company for any specified period of time, then such specified period of paid coverage shall run, to the extent permitted by law, concurrently with the COBRA continuation period to which the Employee is entitled pursuant to Internal Revenue Code /S/ 4980B.

8. Confidential Information.

   8.1 The Employee shall, during the Employee's employment with the Company and thereafter, treat all confidential material confidentially and, except in accordance with the terms of this Agreement, shall not, without the prior written consent of a majority of the Board of Directors of the Company, disclose such material, directly or indirectly, to any party not at the time of such disclosure an employee or agent of the Company, or remove from the Company's premises any notes or records relating thereto, copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser, acoustic or other means), or any other property of the Company. The Employee agrees that all confidential material, together with all notes and records of the Employee relating thereto, and all copies or facsimiles thereof in the possession of the Employee (whether made by the foregoing or other means) are the exclusive property of the Company. The Employee shall not in any manner use any confidential material, or any other property of the Company, in any manner not specifically directed by the Company or in any way which is detrimental to the Company, as determined by a majority of the Board of Directors of the Company in its sole discretion.

   8.2 For the purposes hereof, the term "confidential material" shall mean all information in any way concerning the activities, business or affairs of the Company, or the Company's customers and clients, and all information concerning the practices, customers and clients of the Company, and all information in any way concerning the activities, business or affairs of any of such customers or clients, as such, which is furnished to the Employee by the Company or any of its agents, customers or clients, as such, or otherwise acquired by the Employee in the course of the Employee's employment with the Company; provided, however, that the term "confidential material" shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by the Employee, (ii) was available to the Employee on a non-confidential basis prior to his employment with the Company or (iii) becomes available to the Employee on a non-confidential basis from a source other than the Company or any of its agents, customers, or clients, as such, provided that such source is not bound by a confidentiality agreement with the Company or any of such agents, customers, or clients.

   8.3 Promptly upon the request of the Company, the Employee shall deliver to the Company all confidential material in the possession of the Employee without retaining a copy thereof, unless, in the opinion of counsel for the Company, either returning such confidential material or failing to retain a copy thereof would violate any applicable federal, state, local, or foreign law, in which event such confidential material shall be returned without retaining any copies thereof as soon as practicable after such counsel advises that the same may be lawfully done.

   8.4 In the event that the Employee is required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any confidential material, the Employee shall provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order and/or waive compliance by the Employee with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a waiver, the Employee is, in the opinion of counsel for the Company, compelled to disclose confidential material not otherwise disclosable hereunder to any legislative, judicial, or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty, or to other censure, such confidential material may be disclosed.

9. Interference With the Company.

   9.1 The Employee acknowledges that the services to be rendered by him to the Company are of a special and unique character. The Employee agrees that, in consideration of his employment hereunder, the Employee will not (a) for a period of twelve (12) months commencing on the date of termination of his employment with the Company, (i) solicit or endeavor to solicit patient referrals, either on his own account or for any person, firm, corporation or other organization, from (x) any person, including any physician, clinical psychologist, social worker, or consultant to the Company, who, during the period of the Employee's employment with the Company, made patient referrals to the Company, or (y) any employee of the Company (provided, however, that the Employee shall not be deemed to have breached this covenant if the contact with any person referred to in clause (x) is initiated by such person), or (ii) solicit or entice or endeavor to solicit or entice away from the Company any person who was a director, officer, employee, or consultant of the Company, either on his own account or for any person, firm, corporation, or other organization, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company, and the Employee agrees not to employ, directly or indirectly, any person who was a director, officer or employee of the Company or who by reason of such position at any time is or may be likely to be in possession of any confidential information or trade secrets relating to the businesses or products of the Company or (b) for a period or twelve (12) months commencing on the date of termination of his employment with the Company, take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will of the Company or the business reputation or good name of the Company or be otherwise detrimental to the interests of the Company, including any action or statement intended, directly or indirectly, to benefit a competitor of the Company.

    9.2 The Employee and the Company agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

10. Equitable Relief. In the Event of a breach or threatened breach by the Employee of any of the provisions of Sections 8 or 9 of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining the Employee from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Employee under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have. For purposes of Sections 8, 9, and 10 of this Agreement, the term "Company" shall be deemed to include the subsidiaries and affiliates of the Company.

11. Successors and Assigns.

    11.1 Assignment by the Company. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the term "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined.

    11.2 Assignment by the Employee. The Employee may not assign this Agreement, or any part thereof, without the prior written consent of a majority of the Board of Directors of the Company; provided, however, that nothing herein shall preclude one or more beneficiaries of the Employee from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will, or in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries," as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Employee (in the event of his incompetency) or the Employee's estate.

12. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware applicable to contracts to be performed entirely within such State. In the event that a court of any jurisdiction shall hold any of the provisions of this Agreement to be wholly or partially unenforceable for any reason, such determination shall not bar or in any way affect the Company's right to relief as provided for herein in the courts of any other jurisdiction. Such provisions, as they relate to each jurisdiction, are, for this purpose, severable into diverse and independent covenants. Service of process on the parties hereto at the addresses set forth herein shall be deemed adequate service of such process.

13. Entire Agreement. This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto; provided, however, that Section 8 hereof shall not serve as a limitation of the terms of any other non-compete agreement between the parties hereto.

14. Amendment, Modification, Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by a duly authorized representative of the Company other than the Employee. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party hereto in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

15. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall, except as provided in Section 9, be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the area where the Company then has its principal place of business. The arbitration award shall include attorneys' fees and costs to the prevailing party.

16. Notices. Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:

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

         If to the Company:

         Ramsay Health Care, Inc.
         One Poydras Plaza
         639 Loyola Avenue, Suite 1400
         New Orleans, Louisiana 70113

         If to the Employee:

         Brent Bryson
         3115 Sandspur Dr.
         Tampa, FL 33618

17. Severability. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

18. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

19. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

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

20. Titles. Titles of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RAMSAY HEALTH CARE, INC.



BY:
    (Signature of Reynold
  J. Jennings appears here)          7/15/94
------------------------------     ------------
Reynold J. Jennings                   DATE
Chief Operating Officer and
Executive Vice President



EMPLOYEE

 (Signature of Brent Bryson
       appears here)                 7/19/94
------------------------------     ------------
Brent Bryson                          DATE


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